UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2007
COMMERCE ENERGY GROUP, INC.
(Exact Name of registrant as specified in its charter)

Delaware	001-32239	20-0501090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Anton Blvd., Suite 2000 Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (714) 259-2500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 1, 2007, the Federal Energy Regulatory Commission (“FERC”) approved the APX Settlement and Release of Claims Agreement (the “Settlement Agreement”) dated January 5, 2007 among Commerce Energy, Inc., the principal operating subsidiary of Commerce Energy Group, Inc. and formerly known as Commonwealth Energy Corporation (“Commerce”), APX, Inc. (“APX”), Allegheny Energy Supply Company, LLC, American Electric Power Service Corp., Aquila Merchant Services, Inc., Avista Energy, Inc., BP Energy Company, Calpine Energy Services, L.P., Constellation NewEnergy, Inc., El Paso Marketing, LP (f/k/a El Paso Merchant Energy, LP), Enron Energy Services, Inc., Enron Power Marketing, Inc., Sacramento Municipal Utility District, Salt River Project Agricultural Improvement and Power District, Merrill Lynch Capital Services, Inc., Morgan Stanley Capital Group Inc., Tractebel Energy Marketing, Inc. (n/k/a Suez Energy Marketing NA, Inc.), TransAlta Energy Marketing (US) Inc., Sempra Energy Solutions LLC, UC Davis Medical Center (The Regents of the University of California) and Sierra Pacific Industries (the “Settling Parties”).
During the years 2000 to 2001, Commerce bought, sold and scheduled power in the California wholesale energy markets through the markets and services of APX. As a result of a complaint filed at FERC by San Diego Gas and Electric Co. in August 2000 and a line of subsequent FERC orders, Commerce became involved in proceedings at FERC related to sales and schedules in the California Power Exchange Corporation (“PX”) and the California Independent System Operator Corporation (“CAISO”) markets, Docket No. EL00-95 (the “California Refund Case”). A part of that proceeding related to APX’s involvement in those markets.
On January 5, 2007, the Settling Parties, including Commerce, filed a Joint Offer of Settlement and Motion for Expedited Consideration, which included the Settlement Agreement, with FERC in the California Refund Case, to, among other things, establish a mechanism for allocating refunds owed to APX and to resolve certain other matters and claims related to APX’s participation in the PX and CAISO centralized spot markets for wholesale electricity from May 1, 2000 through June 20, 2001. The effectiveness of the Settlement Agreement was subject to receipt of FERC’s approval, which was received on March 1, 2007.
Under the Settlement Agreement, several Settling Parties will be entitled to payments from APX, with Commerce expected to receive up to approximately $6.5 million. Although the precise amount and timing of the disbursements under the Settlement Agreement will depend on a number of factors, including, without limitation, verification of settlement calculations, we expect to receive a portion of the payment in March 2007. The monies earmarked for Commerce under the settlement are not guaranteed to be paid, and Commerce has not independently verified the amounts payable. By entering into the Settlement Agreement, claims against Commerce by any party to the Settlement Agreement for refunds, disgorgement of profits or other monetary or non-monetary remedies for APX-related claims shall be deemed resolved with prejudice and settled insofar as APX remains a net payment recipient (as that term is defined in the Settlement Agreement) in the proceeding at FERC.
In addition, the Settlement Agreement resolves and terminates certain disputes pending before FERC and the United States Court of Appeals for the Ninth Circuit relating to APX’s actions in the PX and CAISO centralized spot markets for wholesale electricity, as well as disputes among participants in the APX market and the appropriate allocation of monies due among the APX participants insofar as APX continues to be a net refund recipient during the settlement period.
The Settlement Agreement is subject to rehearing review at FERC, requests for which must be made no later than March 30, 2007, and possible court review. Commerce, subject to the order of a court, FERC or other body with jurisdiction, could be required to return or redistribute some or all of the funds received under the Settlement Agreement.

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Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit No.	Description

99.1	Press release dated March 7, 2007.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, Commerce Energy Group, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMERCE ENERGY GROUP, INC. a Delaware corporation
Date: March 7, 2007	By:	/S/ STEVEN S. BOSS
Steven S. Boss
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 7, 2007.